NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Avenue Sioux Falls, SD 57104-6403 www.northwesternenergy.com
News Release FOR IMMEDIATE RELEASE	NASDAQ-GS: NWEC

Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com	Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NORTHWESTERN REPORTS 2006 YEAR END FINANCIAL RESULTS

Significant Progress Made on Proposed Merger Transaction

SIOUX FALLS, S.D. – Feb. 26, 2007 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) today reported financial results for the year ended Dec. 31, 2006.

Highlights for the year:

•	Northwestern reached a definitive agreement with Babcock & Brown Infrastructure Limited (BBI) under which BBI will acquire the Company in an all-cash transaction at

$37 per share.

o	NorthWestern received shareholder approval of the transaction in August 2006.
o

The Company and BBI have received the necessary approvals from the Department of Justice, the Committee on Foreign Investment in the U.S., the Federal Energy Regulatory Commission (FERC), the Federal Communications Commission (FCC), and the Nebraska Public Service Commission (NPSC).

•	A seven-year power purchase agreement beginning July 1, 2007 was signed with

PPL Montana. This agreement provides for approximately one-third of the Company’s Montana electricity supply requirements.

•	The Company’s secured debt rating was upgraded and is now investment grade on a secured basis with Fitch Ratings, Moody’s Investors Service, and Standard & Poor’s.
•	Refinancing of our Montana Pollution Control Obligations and Montana First Mortgage Bonds was completed, reducing annualized interest expense by approximately $4.3 million.

Financial Results

Consolidated net income was $37.9 million or $1.07 per basic share and $1.01 per diluted share for the year ended Dec. 31, 2006, compared with consolidated net income of $59.5 million for the year ended Dec. 31, 2005.

NorthWestern Reports 2006 Year End Financial Results

Feb. 26, 2006

Summarized below are the most significant items that were not factored into our 2006 earnings guidance:

	Amount
	in (000's)	EPS
Items not factored into 2006 earnings guidance (net of tax):
Jury verdict on Ammondson case (emotional distress and punitive damages)	$11,685	$0.33
BBI transaction related costs - financial advisor, legal, and other	10,422	0.29
City of Livonia shareholder lawsuit - legal costs	2,188	0.06
Bankruptcy related - legal costs	1,997	0.06
SEC investigation - legal costs	1,994	0.06
Insurance recovery	(5,753)	(0.16)
D&O insurance recovery related to legal matters above	(1,010)	(0.03)
Total for matters mentioned above	$21,523	$0.61

“We have improved the underlying core areas of the business, with increased operating income and customer counts in our regulated businesses over the prior year. Our secured credit ratings are now investment grade with the three rating agencies that rate our debt,” said Michael J. Hanson, President and Chief Executive Officer of NorthWestern. “In addition, we have made significant progress toward completion of our proposed transaction with BBI and in settling outstanding legal matters. While our 2006 year-end financial results reflect a decrease from 2005, this was largely due to expenses associated with the jury verdict related to former Montana Power Company employees’ supplemental retirement contracts and our proposed transaction with BBI.”

Consolidated gross margin for 2006 was $519.1 million, a 1 percent decrease, compared with $524.0 million for 2005. Margin in the regulated electric segment increased $3.7 million in 2006 primarily due to increased transmission revenues and retail volumes. Margin in the regulated natural gas segment decreased $3.8 million in 2006, primarily due to a $4.6 million recovery in 2005 of previously disallowed gas costs, partially offset by higher transmission and storage revenue. Gross margin in the unregulated electric segment decreased $3.2 million due primarily to lower volumes, partially offset by higher average prices. Gross margin in the unregulated natural gas segment decreased $1.5 million primarily due to a renegotiated gas supply and management services contract and lower volumes.

Consolidated operating, general and administrative expenses were $240.2 million in 2006 compared with $225.5 million in 2005. The $14.7 million increase was primarily due to$13.8 million in transaction-related costs pursuant to the proposed BBI merger and $2.2 million in higher legal and professional fees associated with assessing our strategic alternatives and addressing outstanding litigation.

Results from Regulated Operations

Regulated electric gross margin for 2006 was $328.9 million, up 1.1 percent, compared with $325.2 million in 2005. The increase was primarily due to higher transmission revenue and increased retail volumes offset by a $4.3 million loss related to a March 2006 stipulation with the Montana Consumer Counsel to settle various issues they raised relative to our 2005 and 2006 electric tracker filings, and a $4.9 million gain in 2005 as a result of a qualifying facilities contract amendment.

NorthWestern Reports 2006 Year End Financial Results

Feb. 26, 2006

Regulated retail electric volumes for 2006 totaled 9,742,214 megawatt hours compared with 9,598,364 megawatt hours for 2005. The increase was due primarily to a 1.8 percent increase in customer growth and warmer summer weather in our service territories. Wholesale electric volumes were 248,246 megawatt hours for 2006, an increase over 219,081 megawatt hours for 2005 due primarily to higher generation plant availability with less down time for maintenance.

Regulated natural gas gross margin was $118.9 million for 2006, compared with $122.7 million for 2005. The decrease was primarily due to the recovery of $4.6 million of supply costs, reflected in 2005 margin, which were previously disallowed by the Montana Public Service Commission (MPSC), and warmer winter weather in our service territories, partially offset by higher transportation and storage revenue in 2006.

Regulated retail natural gas volumes were 28,092,867 dekatherms for 2006, compared with 29,107,170 dekatherms for 2005. The decrease in volumes was primarily the result of warmer winter weather in our service territories as compared with 2005.

Results from Unregulated Operations

Gross margin from unregulated electric operations was $66.4 million for 2006, a decrease from $69.6 million for 2005 primarily due to a 15.7 percent decrease in volumes due to less generation plant availability from Colstrip Unit 4 and reduced demand during the second quarter of 2006 as a result of strong hydro generation in the Pacific Northwest, offset by a 13.6 percent increase in average prices.

Unregulated electric volumes were 1,503,608 megawatt hours in 2006, compared with 1,785,293 megawatt hours in 2005. The decrease in volumes was due primarily to the decrease in generation plant availability and reduced demand in 2006.

Unregulated natural gas gross margin for 2006 decreased to $6.3 million, as compared with $7.8 million in 2005, due primarily to the impact of a renegotiated gas supply and management services contract.

Unregulated wholesale natural gas volumes were 17,240,639 dekatherms for 2006, as compared with 21,050,277 dekatherms in 2005. This decrease was due primarily to unplanned outages at various customer ethanol facilities in South Dakota and the transfer of certain customers to the regulated natural gas segment.

Liquidity and Capital Resources

As of Dec. 31, 2006, cash and cash equivalents were $1.9 million compared with $2.7 million at Dec. 31, 2005. In addition, the Company had revolver availability of $134.7 million as of Dec. 31, 2006.

Cash provided by continuing operating activities totaled $165.1 million during 2006, compared with $146.7 million during 2005. This improvement in operating cash flows was primarily due to the timing of our semi-annual Colstrip Unit 4 lease payment of $16.1 million, which was not paid until Jan. 2, 2007. Other positive operating cash flow impacts were increased collection of supply costs, proceeds received from hedging activities in 2006, and decreases in pension funding requirements in 2006 versus 2005, offset by decreased operating income and increases in natural gas held in storage.

NorthWestern Reports 2006 Year End Financial Results

Feb. 26, 2006

Capital expenditures were $101 million during 2006 compared with $80.9 million in 2005. The Company paid dividends on common stock of $44.1 million during 2006 compared to $35.6 million during 2005 and paid down long-term debt by $37.5 million.

Merger Update

On April 25, 2006, Northwestern announced that a definitive agreement had been reached with BBI, an infrastructure investment company listed on the Australian Stock Exchange, under which BBI will acquire NorthWestern Corporation in an all-cash transaction at $37 per share.

The Company has received the necessary approvals and clearances from its shareholders, the Department of Justice, the Committee on Foreign Investment in the U.S., the FERC, the FCC and the NPSC. In December, the South Dakota Public Utilities Commission determined that state law does not allow them to exercise jurisdiction over the proposed transaction.

Approval remains to be received from the MPSC. The Company and BBI have submitted filings to the MPSC, which is currently reviewing the transaction. In December 2006, several intervenors filed pre-hearing testimony related to the proposed transaction in Montana. In January 2007, BBI and NorthWestern filed rebuttal testimony in Montana related the intervenor testimony. The MPSC has set a date of March 14, 2007 to commence a hearing on the transaction. The Company anticipates receiving the MPSC’s decision during the first half of 2007.

If the Company obtains MPSC approval, NorthWestern expects the transaction will be completed in the second quarter of 2007. Upon closing, NorthWestern’s common stock will cease to be publicly traded.

Recent Jury Verdict

On Feb. 22, 2007, a jury verdict was rendered against the Company to pay $17.4 million in compensatory damages in a case called Ammondson, et al. v. NorthWestern Corporation, et al. held before the state court of Montana. On Feb. 23, 2007, the jury returned a verdict against the Company for $4 million in punitive damages. Based on the verdicts, the Company recorded a pre-tax loss of $19.0 million ($11.7 million after-tax) in its 2006 financial results. The Company had previously recorded a $2.6 million liability in the third quarter of 2005 related to this claim.

The case relates to 15 former Montana Power Company (MPC) executives who had supplemental retirement contracts or “Top Hat” contracts that provided additional payments above and beyond their qualified pension and 401(k) Plan payments. The supplemental payments were suspended during NorthWestern’s bankruptcy proceedings and later reinstated. These former MPC executives received all funds that had previously been suspended, with interest, and as of November 2005, were again receiving the monthly amount determined in their contracts. The 15 former MPC executives alleged that their Top Hat contracts had been breached when the payments were stopped during bankruptcy and that they suffered financial and emotional injury despite the fact that they were made whole and continue to receive payments today. They also claimed that there was an abuse of process and malicious prosecution when NorthWestern filed a motion to terminate the Top Hat contracts as part of its bankruptcy case and filed a complaint seeking to enjoin them from prosecuting a state court action outside of the bankruptcy case. They also claimed NorthWestern was liable for punitive damages.

NorthWestern Reports 2006 Year End Financial Results

Feb. 26, 2006

The punitive damage award must be confirmed by the presiding Judge, who also has the power to increase, decrease or let stand the amount of the award but not in excess of $10 million. NorthWestern believes the verdicts are not supported by evidence, are unwarranted and intends to seek relief from the verdicts. There can be no assurance, however, that NorthWestern will prevail in its efforts, and the Company expects to incur additional legal and court costs to defend itself in connection with these proceedings.

Company Hosting Investor Conference Call

NorthWestern will host an investor conference call today (Monday, Feb. 26, 2007) at noon Eastern Time (11:00 a.m. Central Time) to review its financial results for the year ended Dec. 31, 2006.

The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call.

A telephonic replay of the call will be available beginning at 3:30 p.m. ET on Feb. 26, 2007, through March 26, 2007, at 800-475-6701, access code 860806.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 640,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•

the effect of the definitive agreement to sell NorthWestern to Babcock & Brown Infrastructure Limited (BBI), including the consummation of the transaction or the termination of the definitive agreement due to a number of factors, including the failure to obtain regulatory approvals or to satisfy other customary closing conditions;

•	our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation;

•

unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs,

NorthWestern Reports 2006 Year End Financial Results

Feb. 26, 2006

each of which would adversely affect our liquidity;

•

unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•	adverse changes in general economic and competitive conditions in our service territories; and

•

potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse effect on our liquidity, results of operations and financial condition.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NorthWestern Reports 2006 Year End Financial Results

Feb. 26, 2006

NORTHWESTERN CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets	268,474	313,493
Property, Plant, and Equipment, Net	1,491,855	1,409,205
Goodwill	435,076	435,076
Regulatory Assets	159,715	204,466
Other Noncurrent Assets	40,817	38,163
Total Assets	$2,395,937	$2,400,403
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Maturities of Long-term Debt and Capital Leases	$7,693	$156,455
Current Liabilities	271,243	268,204
Long-term Capital Leases	40,383	2,725
Long-term Debt	699,041	583,790
Noncurrent Regulatory Liabilities	182,103	170,744
Deferred Income Taxes	113,355	100,192
Other Noncurrent Liabilities	339,348	380,798
Total Liabilities	1,653,166	1,662,908
Total Shareholders’ Equity	742,771	737,495
Total Liabilities and Shareholders’ Equity	$2,395,937	$2,400,403

NorthWestern Reports 2006 Year End Financial Results

Feb. 26, 2006

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Year Ended December 31,
	2006	2005
OPERATING REVENUES	$1,132,653	$1,165,750
COST OF SALES	613,582	641,755
GROSS MARGIN	519,071	523,995
OPERATING EXPENSES
Operating, general and administrative	240,215	225,514
Property and other taxes	74,187	72,087
Depreciation	75,305	74,413
Ammondson verdict	19,000	—
Reorganization items	—	7,529
Impairment on assets held for sale	—	—
TOTAL OPERATING EXPENSES	408,707	379,543
OPERATING INCOME	110,364	144,452
Interest Expense	(56,016)	(61,295)
Loss on Debt Extinguishment	—	(548)
Other Income	9,065	17,448
Income From Continuing Operations Before Income Taxes	63,413	100,057
Income Tax Expense	(25,931)	(38,510)
Income From Continuing Operations	37,482	61,547
Discontinued Operations, Net of Taxes	418	(2,080)
Net Income	$37,900	$59,467
Average Common Shares Outstanding	35,554	35,630
Basic Income (Loss) per Average Common Share
Continuing operations	$1.06	$1.73
Discontinued operations	0.01	(0.06)
Basic	$1.07	$1.67
Diluted Income (Loss) per Average Common Share
Continuing operations	$1.00	$1.71
Discontinued operations	0.01	(0.06)
Diluted	$1.01	$1.65
Dividends Declared per Average Common Share	$1.24	$1.00

NorthWestern Reports 2006 Year End Financial Results

Feb. 26, 2006

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2006	2005
Operating Activities:
Net Income	$37,900	$59,467
Noncash Items	99,752	117,092
Proceeds From Hedging Activities	14,547	—
Changes in Operating Assets and Liabilities	12,879	(29,904)
Cash Provided by Continuing Operating Activities	165,078	146,655

Cash Used in Continuing Investing Activities	(71,522)	(68,694)

Cash Used in Continuing Financing Activities	(102,012)	(135,282)

Change in Net Assets of Discontinued Operations	7,695	42,954

(Decrease) Increase in Cash and Cash Equivalents	(761)	(14,367)
Cash and Cash Equivalents, beginning of period	2,691	17,058
Cash and Cash Equivalents, end of period	$1,930	$2,691

Cash paid for
Interest	$39,267	51,131

NorthWestern Reports 2006 Year End Financial Results

Feb. 26, 2006

NORTHWESTERN CORPORATION

REGULATED SEGMENTS

(Unaudited)

(in millions)

REGULATED ELECTRIC SEGMENT

	Year Ended December 31,
	2006	2005	Change	Change %
Electric supply revenue	$319.0	$299.0	$20.0	6.7%
Transmission & distribution revenue	279.7	275.2	4.5	1.6
Rate schedule revenue	598.7	574.2	24.5	4.3
Transmission	45.5	40.2	5.3	13.2
Wholesale	9.4	9.8	(0.4)	(4.1)
Miscellaneous	8.1	7.5	0.6	8.0
Total Revenues	661.7	631.7	30.0	4.7%
Supply costs	317.1	288.7	28.4	9.8
Wholesale	3.3	2.9	0.4	13.8
Other cost of sales	12.4	14.9	(2.5)	(16.8)
Total Cost of Sales	332.8	306.5	26.3	8.6%
Gross Margin	$328.9	$325.2	$3.7	1.1%
% Gross Margin/Revenue	49.7%	51.5%

REGULATED NATURAL GAS SEGMENT

	Year Ended December 31,
	2006	2005	Change	Change %
Gas supply revenue	$225.7	$228.4	$(2.7)	(1.2	) %
Transportation, distribution & storage revenue	94.9	94.8	0.1	0.1
Rate schedule revenue	320.6	323.2	(2.6)	(0.8)
Transportation & storage	20.2	19.3	0.9	4.7
Wholesale Revenue	12.1	20.2	(8.1)	(40.1)
Miscellaneous	6.8	6.8	—	—
Total Revenues	359.7	369.5	(9.8)	(2.7	) %
Supply costs	225.7	223.8	1.9	0.8
Wholesale supply costs	12.1	20.2	(8.1)	(40.1)
Other cost of sales	3.0	2.8	0.2	7.1
Total Cost of Sales	240.8	246.8	(6.0)	(2.4	) %
Gross Margin	$118.9	$122.7	$(3.8)	(3.1	) %
% Gross Margin/Revenue	33.1%	33.2%

NorthWestern Reports 2006 Year End Financial Results

Feb. 26, 2006

NORTHWESTERN CORPORATION

UNREGULATED SEGMENTS

(Unaudited)

(in millions)

UNREGULATED ELECTRIC SEGMENT

	Year Ended December 31,
	2006	2005	Change	Change %
Total Revenues	$83.0	87.0	(4.0)	(4.6	) %

Total Cost of Sales	16.6	17.4	(0.8)	(4.6)

Gross Margin	$66.4	$69.6	$(3.2)	(4.6	) %
% Gross Margin/Revenue	80.0%	80.0%

UNREGULATED NATURAL GAS SEGMENT

	Year Ended December 31,
	2006	2005	Change	Change %
Total Revenues	$76.5	154.4	(77.9)	(50.5	) %

Supply costs	70.2	146.6	(76.4)	(52.1)

Gross Margin	$6.3	$7.8	$(1.5)	(19.2	) %
% Gross Margin/Revenue	8.2%	5.1%